Exhibit 99.1

BLUCORA ENTERS INTO DEFINITIVE AGREEMENT TO SELL INFOSPACE

Net Proceeds from Sale to be Used to Reduce Debt

BELLEVUE, WA – July 5, 2016 – Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that it has entered into a definitive agreement to sell its Infospace business to OpenMail LLC, a privately-held data management and marketing technology company, for $45 million in cash. The Company intends to use net proceeds from the sale to pay down debt.

“This announcement marks an important milestone in our transition to a technology-enabled financial services company and is a significant step forward for the new Blucora,” said John Clendening, President and Chief Executive Officer of Blucora. “With this sale, we will monetize a non-core asset, allowing us to pay down debt and reduce our operating expenses. The Blucora team is committed to capitalizing on the opportunities ahead as a more streamlined company to deliver value for shareholders. In addition, since OpenMail is a strategic buyer, we believe this is a positive outcome for the Infospace business as well.”

The transaction is expected to close in the third quarter, subject to the satisfaction of customary closing conditions. GCA Savvian Advisors, LLC is serving as exclusive financial advisor to Blucora in connection with this transaction.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services ® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Blucora’s actual results include satisfaction of closing conditions, including third party consents, the possibility that the transaction does not close when expected or at all, the effect of taxes, balance sheet working capital adjustments and indemnity obligations, general economic, industry and market sector conditions, and other risks that are described in Blucora’s public filings with the Securities and Exchange Commission (the “SEC”). A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Blucora’s most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time with the SEC in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE: Blucora, Inc.

Contact

Stacy Ybarra, 425-709-8127

Blucora, Inc.

stacy.ybarra@blucora.com